UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2004

7-Eleven, Inc.

(Exact name of registrant as specified in its charter)

Texas	0-16626	75-1085131
State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No.

2711 North Haskell Avenue

Dallas, Texas 75204-2906

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 828-7011

Item 7. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release dated July 22, 2004, including Condensed Consolidated Statements of Earnings and Financial Highlights

Item 12. Disclosure of Results of Operations and Financial Condition.

On July 22, 2004, 7-Eleven, Inc. (the “Company”) issued an earnings release announcing its financial results for the second quarter ended June 30, 2004. A copy of the earnings release is attached as Exhibit 99.1 and is incorporated herein by reference.

In the earnings release, the Company provided guidance on its expected earnings for 2004. The Company raised its forecast of core earnings for the year to a range of $0.88 to $0.92 per diluted share. Following the Company’s issuance of its earnings release, the Company held a conference call with analysts, investors and other interested parties. During the conference call, Edward W. Moneypenny, the Company’s Senior Vice President and Chief Financial Officer, disclosed certain assumptions for the full year 2004 underlying the Company’s revised forecast, including (i) U.S. same-store merchandise sales increases in a range of 4% to 6%; (ii) merchandise margin in a range of 35% to 36%; (iii) an increase in gasoline gallons sold roughly in a range of 4% to 5%; and (iv) gasoline margin in a range of 13½ cents to 14½ cents per gallon. Mr. Moneypenny also commented that the Company plans to take another look at the 2004 estimate when the third quarter is reported in October. Mr. Moneypenny stated that at this point, the Company is taking a bit of a conservative approach given the more challenging merchandise comps in the latter part of this year versus 2003. In addition, Mr. Moneypenny stated that gasoline prices at the pump remain high, and that could be a factor with the Company’s primary customer, although the Company hasn’t really seen this so far in the first six months of 2004.

The release includes references to “core earnings,” which is a non-GAAP financial measure. The Company believes that core earnings, which exclude non-operating items, are more indicative of the Company’s operating performance than net earnings. With regard to the Company’s results for the first quarter ended March 31, 2004, the earnings release includes a table that reconciles core earnings to net earnings, which the Company believes to be the most directly comparable GAAP financial measure.

The information contained in the attached Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

7-ELEVEN, INC.

Date: July 22, 2004	/s/ EDWARD W. MONEYPENNY
Edward W. Moneypenny
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Earnings Release dated July 22, 2004, including Condensed Consolidated Statements of Earnings and Financial Highlights